UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 9, 2024, members of the Hartman Group filed an answer, affirmative defenses and counterclaims with the District Court of Harris County, Texas, 334th Judicial District, in respect of the ongoing litigation matter titled Silver Star Properties REIT, Inc., as Plaintiff, v. Allen R. Hartman, individually and as Trustee for the Hartman Family Protection Trust; Lisa Hartman, individually and as Trustee for the Hartman Family Protection Trust; Margaret Hartman; Hartman vREIT XXI, Inc.; and Hartman XX Holdings, Inc., as Defendants (Cause No. 2023-85765).

CAUSE NO. 2023-85765

Silver Star Properties REIT, Inc.	§	IN THE DISTRICT COURT OF
§

Plaintiff	§

§

v.	§

	§	HARRIS COUNTY, TEXAS
Allen R. Hartman, individually and	§
as Trustee for the Hartman Family	§
Protection Trust; Lisa Hartman,	§
Individually and as Trustee for the
Defendants	§

334TH JUDICIAL DISTRICT

DEFENDANTS' ORIGINAL VERIFIED ANSWER,

AFFIRMATIVE DEFENSES AND COUNTERCLAIMS

Defendants Allen R. Hartman, individually and as trustee for the Hartman Family Protection Trust, Lisa Hartman, individually and as trustee for the Hartman Family Protection Trust, Margaret Hartman, Hartman vREIT XXI, Inc, and Hartman XX Holdings, Inc. (collectively "Defendants") file this Original Verified Answer, Affirmative Defenses and Counterclaims.

I.

BACKGROUND/CONTEXT

This redundant and improper suit is part of a continuing attempt by Silver Star and Gerald Haddock to deny shareholders a say in the running of their company and to force the company in a direction that many shareholders do not approve of.1 Mr. Haddock is dead set against allowing the shareholders to have their say at a shareholders' meeting as required by the company's bylaws.

1 Mr. Haddock is Silver Star's Co-CEO and Chair of its Executive Committee.

Mr. Haddock has forced shareholders to file a suit in Maryland (where Silver Star is incorporated) to get a court to order Silver Star to allow the required shareholders’ meeting.

But why do Mr. Haddock and Silver Star so vigorously oppose allowing a shareholders’ meeting? Perhaps it is related to last year’s vote by the Executive Committee, which Mr. Haddock chairs, by which they voted themselves and the then CEO 4,422,748 “Performance Units.” Such Performance units “shall be as close as possible to the economic equivalent of issuing Options for 4,422,748 Shares.”2 After voting themselves these 4.5 million shares, Silver Star reported to the SEC that the Performance Units “may be later exchanged for Common Stock of the Company based on a 1:1 ratio.”3

The alleged purpose of the Performance Units was to retain then CEO Mark Torok and the members of the Executive Committee because the Executive Committee purportedly determined it was “essential that the [Executive] Committee and the Chief Executive Officer be retained in a fashion and in the totality for the benefit of the shareholders...”4 However, Silver Star’s SEC filings do not adequately enable shareholders to evaluate the potential value of these Performance Units. Because Silver Star has not given shareholders any other detailed information regarding the Performance Units, many shareholders want to have the required shareholders' meeting to learn more about the terms of the Performance Units.

If Haddock is to be believed, the Performance Units are “subject to forfeiture using three year vesting (fully vested in 2026).”5 Consistent with a three year vesting period, Mr. Torok left the company after the Performance Units were established, but before the three year vesting period. Based on information and belief, when Mr. Torok left Silver Star, he received no compensation related to the Performance Units. It appears the Mr. Haddock does not want a shareholders' meeting where he would be forced to explain the details of the Performance Units, and where he would also run the risk of being removed from the board and removed as co-CEO before his performance units are fully vested.

2 See Silver Star's April 6, 2023 8K.

3 See Ex. l 0.3 to Silver Star's April 6, 2023 8K.

4 See Silver Star's April 6, 2023 8K at:

5 See Silver Star's SEC Schedule 14A at:

The allegations Silver Star has made in this suit are the same untrue allegations which Silver Star made in another suit which was already pending in Harris County when Silver Star filed this suit.6 Such simultaneous suits with common issues and common parties are not allowed by Texas law. 7

Nonetheless, Silver Star filed this suit to attempt to pressure Mr. Hartman into a less favorable negotiation position by not only suing Mr. Hartman, but also suing Mr.

Hartman's wife and daughter, as well as suing the Hartman's Family Protection Trust.

Such aggressive tactics are par for the course for Mr. Haddock.8 As reported by D Magazine, “Everything you’ve thought bad about businessmen, Gerald Haddock is.” Other descriptions of Mr. Haddock include: “Gerald views people as commodities,” and “He’s an intimidator.”

Unfortunately, this style has not served Mr. Haddock's companies well. In Mr. Haddock's short tenure as CEO of Crescent Real Estate, the Dallas Business Journal, in an article titled “REIT Tries To Regain its Luster After Haddock,” reported that Mr. Haddock’s “‘brash’ personality took its toll” on Crescent. The report noted that Crescent “saw its stock price cut in half in less than a year” under Mr. Haddock’s leadership. “The stock price [was] down because of mistakes [Gerald Haddock] made.” Consequently, “Wall Street wanted him out.” Therefore, after “just two and a half years at the helm of Crescent,” Mr. Haddock resigned.9 Despite his failure at Crescent, it was reported that as CEO, Mr. Haddock was “handsomely rewarded” - his salary grew 45% during his tenure and he received bonuses of almost $2.5 million.

6 See Silver Star's Original Answer, Affirmative Defenses and Counter Claims, filed in Allen R. Hartman v. Silver Star Properties REIT, Inc., et al.. in the 133rd Judicial District Court, Harris County, Texas.

7 That earlier filed case is currently stayed because Silver Star's subsidiary - Hartman SPE, LLC - filed for bankruptcy. See Suggestion of Bankruptcy and Automatic Stay, filed in Allen R. Hartman v. Silver Star Properties REIT. Inc., et al., in the 133rd Judicial District Court, Harris County, Texas.

8 A perfect example from this lawsuit is the blatant misrepresentation that the "Separation Agreement between Silver Star and XXI is a valid and enforceable contract." See 1 151 of Silver Star's Original Complaint. Silver Star conveniently failed to cite to the Separation Agreement itself, which states, "Each Party acknowledges that this letter of intent is intended to outline initial terms for consideration only and is in no manner interned to obligate any Part contractually... " (emphasis added) See Exhibit 2 to Silver Star's Original Complaint.

Under Mr. Haddock, Silver Star has seen massive employee turnover. Silver Star is now on its third CEO since Mr. Haddock orchestrated the dismissal of Mr. Hartman in 2022. Under Mr. Haddock's leadership, Silver Star fired all the property managers and leasing agents. Even more distressing is that occupancy rates of Silver Star's properties have declined approximately 10% in the last year-and-a-half, causing the company to lose tens of millions in value.

While refusing to allow a shareholders' meeting, Mr. Haddock wants to completely change the direction of the company to invest in self storage properties. However, there is great uncertainty in the self storage market, as reported by the Wall Street Journal:10

•	Self-storage facilities, which boomed during the height of the Covid-19 pandemic, are cutting rents by record levels. At some locations, rents for new customers are as much as 28% below what they were in the summer of 2021.

•	The FTSE Nareit Equity Self Storage index has fallen more than 20% since the end of 2021b, reflecting weakening demand, rent and occupancy.

•	According to Green Street, self-storage prices for new customers dropped I 0% in the first quarter, following a similar drop in the fourth quarter of 2022... It's the most significant decline since the commercial real estate research firm started tracking rates in 2013.

9 It is worth noting that after Mr. Haddock was forced out by Crescent, Mr. Haddock made identical al1egations against Crescent's management as he is now making against Mr. Hartman. See Haddock v. Quinn, 287 S.W.3d 158, 166 (Tex. App.-Fort Worth 2009, pet. denied) (Haddock further explained that he had become ··concerned.. that the Crescent Entities were being managed and operated adversely to interests of shareholders and w1itholders by offering executives excessive compensation packages and risky loans that seriously jeopardized the financial health and stability of the entities.)

10 See 2023 Wall Street Journal artic1e, Self-Storage Rents Fall Record Amount as Pandemic Boom Cools.

As a prominent real estate publication recently wrote, "[W]hen consumers buy or sell a home... that consumer is a great candidate to use self storage." However, "since July 2022, the demand for self storage has been under pressure, tracking the decline of existing home sales which has been on a steady trend downward with the increase in interest rates." This "has led to continued negative rent growth for the self storage sector, according to Yardi Matrix"s National Self Storage Report for October 2023."

Before Mr. Haddock directs Silver Star to make the radical change to self storage properties, Mr. Hartman believes the shareholders should be allowed to have a say in what is done with their money. Mr. Haddock apparently strongly disagrees with Mr. Hartman and the other shareholders, and has brought this suit to try to silence any dissent, as well as to pressure Mr. Hartman to settle for less than what he and his family are rightfully owed.

II.

VERIFIED ANSWER

A.	General Denial

Pursuant to Rule 92 of the Texas Rules of Civil Procedure, Defendants deny the allegations in Plaintiff's Original Petition.

B.	Verified Denial

Pursuant to Rule 93(2) of the Texas Rules of Civil Procedure, Defendants deny that Plaintiff Silve Star Properties REIT, Inc. is entitled to recover in the capacity in which it sues, and that Defendants are liable in the capacity in which they have been sued.

Pursuant to Rule 93(3) of the Texas Rules of Civil Procedure, this suit should be abated or dismissed because another suit is pending in a Harris County Dist1ict Court which is inherently interrelated to Plaintiff's claims made in this mattpr. See Allen R. Hartman v. Silver Star Properties REIT, Inc., et al., in the 133rd Judicial District Court, Hanis County, Texas.

Pursuant to Rule 93(4) of the Texas Rules of Civil Procedure, Defendants would show that there is a defect in the parties because Plaintiff has not joined all necessary parties to this action.

Pursuant to Rule 93(9) of the Texas Rules of Civil Procedure, Defendants would show that the alleged contract attached as Exhibit I to Plaintiff's Original Petition is not a valid and enforceable contract, but if it is a valid and enforceable contract, the contract fails for a lack of consideration.

C.	Affirmative Defenses

Plaintiff's alleged damages were legally caused and/or occasioned, solely, in whole or in Part, by the act and/or omissions of the Plaintiff, or by the acts or omissions of third parties, or by the instrumentalities of third parties for whom or for which Defendants are not responsible.

Plaintiff's injuries and/or damages, if any, were caused or contributed to by a failure of consideration and/or lack of consideration.

Plaintiffs claims violate the bankruptcy stay related to Hartman SPE, LLC's chapter 11 bankruptcy.

Defendants would show that Plaintiff had actual and/or constructive knowledge of the facts it alleges were concealed from Plaintiff.

Defendants would show that Plaintiff disclaimed reliance on Defendants' alleged representations and/or misrepresentations.

Defendants further plead the affirmative defenses of ratification, waiver, legal justification and/or privilege, statute of frauds, good faith reliance on counsel, failure to mitigate, and the business judgment rule.

III.

COUNTERCLAIMS11

A.	Breach of Contract and Related Claims

(i)	The Promissory Notes/Advances

Hartman vREIT XXI, Inc. ("Hartman XXI") had enforceable contracts with Silver Star for the promissory notes/advances. Silver Star has breached its contractual obligations to Hartman XXI by defaulting on the debt obligations owed to Hartman XXI. Hartman XXI has demanded payment of these debts. Although Silver Star has publicly acknowledged these debts in SEC filings, Silver Star has refused to pay, or even commit to Hartman XXI that Silver Star will pay its legally binding debts. Hartman XXI's damages are a natural, probable, and foreseeable consequence of Silver Star's acts and omissions. Hartman XXI seeks all damages allowed by law and contract, including but not limited to actual damages, the principal amount due and interest for the Matured, Unpaid Amounts at 18% and 13% as appropriate, pre-judgment and post- judgment interest at the highest rate allowed by law or contract, court costs and attorney's fees.

Alternatively, Silver Star is liable to Hartman XXI for these promissory notes/advances pursuant to the equitable doctrine of money had and received. Silver Star- holds Hartman XXI's money, which in equity and good conscience belongs to Hartman XXI. Hartman XXI seeks all damages allowed by law and equity, including but not limited to actual damages, exemplary damages, pre-judgment and post-judgment interest at the highest rate allowed by law, and court costs and attorney's fees as damages. Hartman XXI reserves the right to seek injunctive relief as appropriate.

11 By asserting counterclaims Defendants are not waiving their rights to move to abate this case, move to consolidate this case with the first filed suit, i.e. Allen R. Hartman v. Silver Star Properties REIT, Inc., et al., in the 133rd Jud1C1al District Court, Harris County, Texas, or any other right or remedy, all of which are expressly reserved.

Alternatively, Silver Star is liable to Hartman XXI for these promissory notes/advances pursuant to the quasi-contractual doctrine of unjust enrichment. If Silver Star argues it received the money in question in a manner not governed by contract, the law implies a contractual obligation upon Silver Star to restore this benefit to Hartman XXI. Furthermore, Hartman XXI may also recover under this doctrine if a contemplated agreement is unenforceable, impossible, not fully performed, thwarted by mutual mistake, or void for other legal reasons. Hartman XXI would show that Silver Star has secured a benefit which would be unjust and unconscionable for Silver Star to retain. Hartman XXI seeks all damages allowed by law and equity, including but not limited to actual damages and pre-judgment and post-judgment interest at the highest rate allowed by law.

ii)	The Executive Chairman Agreement Between Silver Star and Mr. Hartman

Allen R. Hartman had a contract with Silver Star for Mr. Hartman to be the Executive Chair of Silver Star's board. For his service, Silver Star contracted to pay Mr. Hartman $36,000 per month, plus "normal employee benefits including health insurance." The contract was for a term of two years, commencing July 21, 2022, "unless terminated early after the first year by either party for violation of [the] agreement.'' Silver Star has breached its contractual obligations owed to Mr. Hartman pursuant to this agreement. Hartman's damages are a natural, probable, and foreseeable consequence of Defendant's acts and omissions. Mr. Hartman seeks all damages allowed by law and contract, including but not limited to actual damages, pre-judgment and post- judgment interest at the highest rate allowed by law or contract, court costs and attorney's fees.

Alternatively, Silver Star is liable to Allen Hartman for his unpaid wages and benefits pursuant to the equitable doctrine of money had and received. Silver Star holds Allen Hartman's money, which in equity and good conscience belongs to Allen Hartman. Allen Hartman seeks all damages allowed by law and equity, including but not limited to actual damages, exemplary damages, pre-judgment and post-judgment interest at the highest rate allowed by law, court costs and attorney's fees as damages. Allen Hartman reserves the right to seek injunctive relief as appropriate.

Alternatively, Silver Star is liable to Allen Hartman for his unpaid wages and benefits pursuant to the quasi-contractual doctrine of unjust enrichment. Mr. Hartman may recover under this doctrine if a contemplated agreement is unenforceable, impossible, not fully performed, thwarted by mutual mistake, or void for other legal reasons. Mr. Hartman would show that Silver Star has secured a benefit which would be unjust and unconscionable for Silver Star to retain. Allen Hartman seeks all damages allowed by law and equity, including but not limited to actual damages and pre-judgment and post-judgment interest at the highest rate allowed by law.

iii)	Shares Owed to Mr. Hartman by Silver Star Related to the 2020 Hartman Profit Sharing Retention Plan

In 2020, Silver Star established the Hartman Profit Sharing and Retention Plan (the “Plan") for its employees. The plan included two main parts: (1) a Profit Sharing Payment paid monthly and (2) a Retention Bonus based on phantom stock. The phantom stocks represented an equivalent amount of Silver Star shares based on the Net Asset Value of Silver Star. The Retention Bonus was only payable at the end of the employee's Retention Period or other liquidity event (e.g., upon retirement, an IPO, etc.).

As part of the funding for Plan, Mr. Hartman committed over $8 million of his personal Silver Star stock to this program. In the event an employee left Silver Star before the end of the employee's Retention Period, all or a portion of employee's Retention Bonus phantom shares should revert to Mr. Hartman. To date, considering the number of the employees who were in the Plan but have left Silver Star before the end of their Retention Period, based on information and belief, it is estimated that ownership of over $4 million of the phantom shares should have reverted to Mr. Hartman. However, Silver Star has wrongfully kept these shares.

Silver Star has breached its contractual obligation to return ownership of these shares to Mr. Hartman. Silver Star's refusal to do so has caused substantial financial damage to Mr. Hartman and such damages are a natural, probable, and foreseeable consequence of Plaintiff's acts and omissions. Mr. Hartman seeks all damages allowed by law and contract, including but not limited to actual damages, pre-judgment and post-judgment interest at the highest rate allowed by law or contract, court costs and attorney's fees.

Alternatively, Silver Star is liable to Allen Hartman pursuant to the equitable doctrine of money had and received. Silver Star holds Mr. Hartman's shares, which in equity and good conscience belong to Mr. Hartman. Mr. Hartman seeks all damages allowed by law and equity, including but not limited to actual damages, exemplary damages, pre-judgment and post-judgment interest at the highest rate allowed by law and court costs. Mr. Hartman reserves his right to seek injunctive relief as appropriate.

Alternatively, Silver Star is liable to Plaintiff Allen Hartman pursuant to the quasi- contractual doctrine of unjust enrichment. Silver Star, by wrongfully retaining Mr. Hartman's shares, has secured a benefit which would be unjust and unconscionable for Silver Star to retain. Allen Hartman seeks all damages allowed by law and equity, including but not limited to actual damages and pre-judgment and post-judgment interest at the highest rate allowed by law.

Alternatively, Silver Star is liable to Allen Hartman pursuant to the doctrine of conversion. Mr. Hartman is the rightful owner of the shares in question, and is entitled to immediate possession of the shares in question. Plaintiff Allen Hartman seeks all damages allowed by law and equity, including but not limited to actual damages, exemplary damages and pre-judgment and post- judgment interest at the highest rate allowed by law.

iv)	Defendants' Refusal to Pay for Credit Card Charges

In support of his role as an officer and director of Silver Star, Allen Hartman obtained a credit card in his name, but which was used primarily for business expenses related to Silver Star's operations. Until recently, Silver Star was, as per the agreement between Silver Star and Allen Hartman, timely paying the charges put on this credit card. However, Silver Star has not paid the bills for this credit card for several months. Furthermore, based on information and belief, Silver Star does not intend to pay, or timely pay, the over $25,000 of outstanding charges on this card.

Silver Star has breached its contractual obligation to timely pay this credit card debt. Silver Star's failure to pay this debt has damaged, and will continue to damage, Mr. Hartman. Such damages are a natural, probable, and foreseeable consequence of Silver Star's acts and omissions. Mr. Hartman seeks all damages allowed by law and contract, including but not limited to actual damages, pre-judgment and post-judgment interest at the highest rate allowed by law or contract, court costs and attorney's fees.

Alternatively, Silver Star is liable to Plaintiff Allen Hartman pursuant to the quasi- contractual doctrine of unjust enrichment. Silver Star, by wrongfully obtaining a benefit from this credit card, and has secured a benefit which would be unjust and unconscionable for Silver Star to retain. Plaintiff Allen Hartman seeks all damages allowed by law and equity, including but not limited to actual damages and pre-judgment and post-judgment interest at the highest rate allowed by law.

B.	BUSINESS DISPARAGEMENT

Defendants would show that Plaintiff has published disparaging words to third parties about Defendants' economic interests. Such words were false and have caused Defendants' economic interests pecuniary losses. The publication of such disparaging words has been the legal cause of Defendants' pecuniary loss. Defendants will further show that Plaintiff acted with malice because Plaintiff knew the statements in question were false, acted with reckless disregard for whether the statements were true, acted with ill will, and/or intended to interfere with Defendants' economic interests. Defendants seek all damages allowed by law and equity, including but not limited to actual and special damages, and exemplary damages.

IV.

PRAYER

WHEREFORE. PREMISES CONSIDERED, Defendants Allen R. Hartman, individually and as trustee for the Hartman Family Protection Trust, Lisa Hartman, individually and as trustee for the Hartman Family Protection Trust, Margaret Hartman, Hartman vREIT XXI, Inc, and Hartman XX Holdings, Inc., pray that Plaintiff take nothing, that Plaintiff's Original Petition be dismissed with prejudice and for all other just and equitable relief to which they may be entitled. Furthermore, Defendants /Counter-Plaintiffs pray that Defendants/Counter-Plaintiffs have judgment against Plaintiff/Counter-Defendant, for the following:

a.	legal damages, including all actual damages, special damages and any out of pocket expense incurred by Defendant/Counter-Plaintiffs;

b.	pre-judgment interest on all damages at the highest rate allowed by law or contract;

c.	attorney's fees;

d.	costs of court;

e.	exemplary damages;

f.	nominal damages,

g.	pre-judgment interest at the highest rate allowed by contract or law;

h.	post-judgment interest on all of the foregoing at the highest prevailing legal rate allowed by law or contract from judgment until paid; and

i.	any and all other relief to which Plaintiffs are justly entitled.

Respectfully submitted,

/s/ Thomas N. Lightsev III
Thomas N. Lightsey III State
Bar No. 12344010

Law Office of Thomas N. Lightsey III, P.C.
5151 San Felipe, Suite 400
Houston, Texas 77056
Telephone: (713) 628-3612
Facsimile: (888) 805-0068
E-mail:

Attorney for Defendants

CERTIFICATE OF SERVICE

I certify that, in accordance with the Texas Rules of Civil Procedure, the forgoing pleading was served on all counsel for record on this 9th day of January 2024.

/s/ Thomas N. Lightsev III

Thomas N. Lightsey III

VERIFICATION

STATE OF TEXAS     §

HARRISCOUNTY       §

Before me, the undersigned notary, on this day personally appeared Allen R. Hartman, affiant, whose identity is known to me. After I administered an oath, affiant testified as follows:

My name is Allen R. Hartman. I am capable of making this verification. I have read the forgoing Verified Answer, Affirmative Defenses and Counterclaims. Except. The facts stated in it are within my personal knowledge and are true and correct

Sworn to and subscribed before me by Allen R. Hartman on this 9 day of January 2024.

Notary Public in and for the State of Texas

Additional Information

On January 9, 2024, the persons identified on the cover page hereto (collectively, the “Hartman Group”) filed a Definitive Consent Revocation Statement on Schedule 14A (the “Definitive Consent Revocation Statement”), together with a BLUE consent revocation card, with the SEC in connection with the consent solicitation initiated by Silver Star Properties REIT, Inc. (the “Consent Solicitation”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Definitive Consent Revocation Statement, and any amendments or supplements thereto, and any other documents (including the BLUE consent revocation card) at the SEC’s website (http://www.sec.gov). PLEASE DO NOT MAKE ANY DECISION REGARDING SILVER STAR’S CONSENT SOLICITATION UNTIL YOU RECEIVE OUR MATERIALS.

Certain Information Regarding Participants

The respective members of the Hartman Group may be deemed to be participants in the solicitation of consent revocation cards from stockholders in connection with the Consent Solicitation. Additional information regarding the identity of these participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Definitive Consent Revocation Statement and any other materials to be filed with the SEC in connection with the Consent Solicitation.